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                                                                    Exhibit 10.2

                      MANUFACTURING AND SUPPLY AGREEMENT

        THIS MANUFACTURING AND SUPPLY AGREEMENT (the "Agreement"), dated as of March 17, 1999, is by and between Halsey Drug Co., Inc., having offices at 695 No. Perryville Road, Rockford, Illinois 61107 ("HD"), and Par Pharmaceutical, Inc., having offices at One Ram Ridge Road, Spring Valley, New York 10977 ("PAR").

        WHEREAS, PAR directly or through its Affiliates (collectively and individually "PAR") is currently manufacturing and/or marketing the pharmaceutical products listed on Schedule 1 hereto ("Products") and maintains a
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facility in Congers, New York (the "Facility") capable of manufacturing the
Products; and

        WHEREAS, PAR and HD are parties to a certain lease agreement dated of even date herewith (the "Lease Agreement") pursuant to which PAR has agreed to lease the Facility and the Production Equipment (as defined in the Lease Agreement) to HD in accordance with the terms and conditions contained in the Lease Agreement; and

        WHEREAS, the parties desire to provide for the manufacture of all such Products by HD at such Facility subject to the terms and conditions set forth herein.

        NOW, THEREFORE, the parties agree as follows:

        1. DEFINITIONS. For purposes hereof, the following terms shall have the meanings set forth:

        "Affiliates" shall mean, with respect to any Person, any other Person controlled by, controlling or under common control with such Person, where control means more than 50% ownership or voting rights or the power to direct management or policy.

        "ANDA" shall mean the abbreviated new drug application for each Product as approved by the FDA.

        "Commencement Date" shall mean March 22, 1999 or such earlier date on which the term of the Lease Agreement shall commence.

        "cGMPs" shall mean current Good Manufacturing Practices, as defined in 21 CFR Section 210 et seq., as amended and in effect from time to time.

        "Confidential Information" shall mean any information which in any way shall relate to either of the parties hereto including, without limitation, its products, product formulations and specifications, manufacturing processes, intellectual property (whether or not registered) business, know-how, methods, trade secrets and technology, or to any Affiliate thereof, that shall be furnished or otherwise made available in connection with this Agreement.

        "FDA" shall mean the United States Food and Drug Administration.

        "Lease Agreement" shall have the meaning set forth in the WHEREAS clauses hereto.

        "Losses" shall mean any liabilities, damages, costs or expenses, including reasonable attorney's fees, incurred by either party which arise from any claim, lawsuit or other action by a third party.

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        "Manufacturing Costs" shall mean the cost to PAR of manufacturing any
Product permitted to be manufactured by it hereunder, calculated in accordance with Schedule 2.5 hereto.
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        "Manufacturing Records" shall mean all Specifications, formulations, processes and controls, including all supporting and historical data, product samples, technology transfer, laboratory data, development documentation equipment and other historical validation data and all related regulatory and compliance documents and information and such further information and documentation as HD shall reasonably request to enable it to manufacture and supply Products in accordance with the terms and conditions set forth herein.

        "Person" shall mean an individual, corporation, partnership or other entity.

        "Products" shall mean the pharmaceutical products listed on Schedule 1
                                                                    ----------
hereto and such other pharmaceutical products as the parties may, from time to time mutually designate in writing.

        "Raw Materials" shall mean all bulk pharmaceutical ingredients, coatings, and other related items necessary or required for the manufacture and supply by HD of each of the Products in accordance herewith.

        "Specifications" shall mean the terms and conditions applicable to the Product and described in the ANDA for such Product, as the same may be supplemented from time to time.

        2.     MANUFACTURE AND SUPPLY.

        2.1 Supply and Purchase Obligations. (a) Subject to the terms and conditions of this Section 2 and as otherwise provided herein, HD shall manufacture and supply to PAR all PAR's requirements for each Product. HD shall not, and shall cause its Affiliates not to, manufacture or supply any of the Products to any Person other than PAR and its Affiliates or develop, acquire rights to manufacture or distribute the Restricted Product identified on

Schedule 1 hereto ("Restricted Product"); provided, however, that such
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restrictions on manufacture, supply, development and distribution shall terminate on the third anniversary of the Commencement Date; and provided further that the foregoing limitation with respect to the Restricted Product shall not apply to an Affiliate of HD which becomes an Affiliate after the Commencement Date by virtue of its acquisition of control of HD and which produces a Restricted Product prior thereto, so long as such Affiliate does not utilize the Facility for the development, manufacture or distribution of the Restricted Product. The provisions of the immediately preceding sentence shall survive the termination hereof unless, and only unless, this agreement shall be terminated by HD pursuant to Section 7.2, or the second sentence of Section 7.3, as a result of defaults by PAR hereunder or under the Lease Agreement.

        (b) PAR shall purchase exclusively from HD all of its requirements of the Products (subject to the minimum purchase requirements contained herein) to the extent that HD is able to, and does, supply them in accordance herewith.

        2.2 Forecasts; Excess Orders; Capacity   (a) Simultaneous with the
execution of this Agreement, PAR shall deliver to HD a non-binding forecast of estimated production requirements of each of the Products for the twelve month period commencing on the Commencement Date and ending on March 30, 2000. PAR shall prepare and deliver to HD similar non-binding forecasts for the twelve month periods commencing April 1, 2000 and March 30, 2001 not later than 60 days prior thereto.

        (b) Not later than 45 days prior to each calendar quarter during the term hereof, PAR shall provide HD with a written rolling forecast of the quantities of each Product that PAR expects to order for delivery during the next succeeding four (4) calendar quarters. Each forecast shall indicate the amounts of each Product expected for delivery in the relevant quarter. The first such forecast for each

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Product shall be provided on or before the Commencement Date. In the event that
PAR shall, in any calendar quarter, submit purchase orders ("Excess Orders") for a Product in excess of one hundred twenty (120%) percent of the forecast for such Product in such quarter, HD shall use commercially reasonable efforts to fill such Excess Orders as promptly as practicable, but shall not be in breach hereof if, notwithstanding such efforts, it shall be unable to fill such Excess Orders. Notwithstanding anything to the contrary contained herein, HD shall not be required to supply quantities of Products which exceed the quantities which the Facility currently is capable of manufacturing in accordance with cGMP without HD incurring more than $10,000, in the aggregate, in additional capital expenditures.

        2.3 Supply of Records and Raw Materials. PAR shall make the Manufacturing Records available to HD, promptly after execution hereof and prior to the Commencement Date. Par shall supply to HD all raw materials necessary for HD to manufacture and supply Product in accordance herewith. HD's manufacturing and supply obligations for each Product shall be subject to PAR having supplied Raw Materials in advance of the related purchase orders in sufficient quantities to permit HD to satisfy PAR's production requirements for each of the Products plus an amount equal to ten (10%) percent of such inventory amount for waste and production scrap. PAR's provision of Raw Materials shall be consistent with the types and amounts of Products specified in the quarterly rolling forecasts provided pursuant to Section 2.2 hereof. HD shall provide PAR with free access to the rear gate and loading docks of the Facility for purposes of PAR's delivery of such Raw Materials. All such raw materials shall be stored by HD, in compliance with applicable law and the Specifications, at the Facility in an area segregated from HD's other property and clearly marked as "Property of Par Pharmaceutical, Inc." Within ten (10) days after each calendar month, HD shall deliver to PAR a written reconciliation, in reasonable detail, of inventory usage and availability for such month.

        2.4    Employees.  Set forth on Schedule 2.4 hereto is a list of PAR's
                                        ------------
employees at the Facility, together with a brief description of the titles and compensation of each (the "Employees"). PAR agrees to make available each of the Employees to HD for interview and hire as HD shall determine in its sole and absolute discretion. Each of the parties acknowledge and agree that HD shall be under no obligation to employ any or all of the Employees, provided, however, that as of the Commencement Date, HD shall have employees of sufficient quantity and experience to fulfill its obligations hereunder. Prior to the Commencement Date, HD shall provide to PAR a list of all such employees. HD will promptly notify PAR if it intends to employ or use the services of any person whom it knows was a former employee of PAR whom PAR terminated (exclusive of the Employees) and, if requested by PAR, will not allow any such person, if employed by HD, any access to or contact with any Confidential Information of PAR or to any Production Equipment, Raw Materials or Products. PAR shall be responsible for, and shall indemnify HD against, any claim, cause of action, expense, liability, damage or obligation relating to the payment or non-payment of any compensation, severance, vacation or pension benefits or other amounts due or otherwise payable or to become payable, to the Employees related to employment or services prior to such Employee's employment by HD. The provisions of the immediately preceding sentence shall survive termination hereof for a period of five (5) years.

        2.5 Failure or Inability to Supply. (a) Subject to the limitations of Sections 2.2 and 2.3 hereof, in the event that HD shall (i) fail to supply PAR's requirements for any Product for a period exceeding thirty (30) days, (ii) default under Article 16 of the Lease Agreement, (iii) become subject to any governmental proceeding, order or decree which restricts, or which, in the good faith opinion of PAR after five days from the occurrence of such event, after discussion of its implications with HD, is reasonably likely to restrict, in any material respect its ability to perform its obligations hereunder, (iv) have entered against it a judgment, order or decree which shall remain unsatisfied for a period of forty five (45) days without being vacated, discharged, satisfied or stayed or bonded pending appeal, and which restricts or, in the good faith opinion of PAR after five days from the occurrence of such event, after discussion of its implications with HD, is likely to restrict, its ability to perform its obligations hereunder, or (v) experience any work stoppage or other material labor action which

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restricts, or which, in the good faith opinion of PAR after five days from the occurrence of such event after discussion of its implications with HD, is reasonably likely to restrict, its ability to perform its obligations hereunder, except, in each case. where such failure is as a result of (A) PAR's failure to comply with the terms and provisions of this Agreement, including, without limitation, Section 2.3 hereof, (B) PAR's default under the terms of the Lease Agreement, or (C) any force majeure event as provided in Section 11.1 hereof, PAR may, in its discretion, elect to manufacture, or cause to be manufactured for the account of HD, such Product at the Facility using HD's property and employees until such time as HD shall again be able to fully supply PAR's requirements therefor as provided hereunder. HD hereby irrevocably appoints PAR as its agent and attorney-in-fact, with power of substitution, to act in its name and stead for all such purposes. In the event that such failure or inability shall continue for three (3) months or more, such failure shall constitute a default hereunder and PAR shall have a right to terminate this Agreement pursuant to Section 7.2 and Section 7.4 hereof with respect to such Product.

        (b) In the event that PAR shall elect to act on HD's behalf, as its agent and attorney-in-fact, to manufacture and supply the Product hereunder, PAR shall designate one or more of its experienced management employees to oversee the manufacture of the Products by HD's employees at the Facility. In such event, such Products shall be manufactured and supplied to PAR for the account of HD, and paid for by PAR in accordance with the terms hereof as though such manufacture and supply were fully performed by HD; provided, however, that if it shall become necessary for PAR to expend any amounts to pay any Manufacturing Costs of such performance, such amounts shall reduce the amounts otherwise payable by PAR to HD and provided further that, in the event that such Manufacturing Costs were paid by PAR at any time where Section 362 of the United States Bankruptcy Code (the "Bankruptcy Code") shall apply in respect of HD, then such Manufacturing Costs shall reduce only amounts due from PAR to HD in respect of the Products for which Manufacturing Costs were expended.

        (c) HD acknowledges and agrees that an interruption of the manufacturing and supply of Products to PAR hereunder will cause PAR immediate and irreparable injury, including, without limitation, immediate and irreparable harm to PAR's reputation, in respect of which monetary damages will be inadequate. Accordingly, PAR shall be entitled to specific enforcement of the provisions of this Section 2.5 and all objections and defenses of HD with respect thereto are hereby waived.

        (d) HD further acknowledges and agrees that PAR's actions as agent for HD hereunder (including, without limitation, any reduction in amounts due to HD pursuant to Section 2.5(b) above) will not constitute any act that is stayed under Section 362 of the Bankruptcy Code. Notwithstanding this acknowledgment, if a court of competent jurisdiction determines that such actions are stayed by
Section 362 of the Bankruptcy Code, then HD hereby waives the protection of
Section 362 of the Bankruptcy Code, but only to the extent necessary to allow PAR to engage in such actions and for no other purpose. Further, if it is necessary for PAR to obtain, from a court of competent jurisdiction, relief from such stay in order to take such actions, then HD hereby consents to such relief and will consent to PAR's request for such relief when made to the appropriate court.

        (e) In the event that an order for relief is issued in respect of HD under the Bankruptcy Code, HD shall make a decision to assume or reject this Agreement under Section 365 of the Bankruptcy Code within 30 days of the issuance of such order.

        2.6 Facility and Records Maintenance; Audit. HD shall, at all times, maintain and operate the Facility, and implement such quality control procedures, so as to be able to perform its obligations hereunder in compliance with all applicable law, including without limitation cGMP, subject to the terms and limitations of the Lease. Each party shall promptly notify the other upon receipt by it of any adverse notice from any governmental agency relating to the Products, employees, environmental conditions or the operation of the Facility. HD shall maintain true and complete books and records (including, without limitation, all Manufacturing Records) of all data relating to the

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manufacture, supply and sale of Products. HD shall permit quality assurance representatives of PAR, representatives of the FDA and PAR's accountants to inspect the Facility and all books and records of HD relating to the production of the Products (including, without limitation, all Manufacturing Records) at all times upon three days' prior written notice (except in the case of emergency), during normal business hours and on a confidential basis; provided, however, that such inspections shall be limited to twice annually in the absence of a breach of this Agreement by HD (except in the case of emergency).

            3.      PURCHASING; DELIVERY; PAYMENT TERMS.

        3.1 Purchase Orders. From time to time, and subject to the other provisions of this Agreement, PAR may place orders for Products and identify the requested delivery dates for each such order. The delivery dates specified in any such orders shall not be less than thirty (30) days or more than sixty (60) days from the dates of such orders. The minimum quantity per shipment of each Product and shipping logistics shall be as set forth on Schedule 3.1 hereto.
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Each order placed pursuant to this Section 3.1 which is not modified or canceled by PAR within ten (10) working days of the requested delivery date thereof shall constitute a firm obligation to purchase the ordered quantities of Products.
Firm orders may be modified or canceled by PAR upon written notice to HD;

provided, however, that PAR shall pay HD, within ten (10) days after invoice
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therefor, the out-of-pocket costs incurred by HD as a result of such modification or cancellation to the extent they would not otherwise be recovered by HD hereunder. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions used by PAR in ordering Products or by HD in accepting or confirming orders and any term or condition of such purchase order, acceptance or other document which shall conflict with or be in addition to the terms and conditions of this Agreement is hereby expressly rejected.

        3.2 Minimum Purchase Requirements. PAR agrees to satisfy the minimum purchase requirements set forth in Schedule 3.2 hereto.
                                   ------------

        3.3 Delivery. HD shall use its best efforts to ensure that Products ordered by PAR in accordance with this Agreement are shipped in accordance with the delivery dates specified in PAR's purchase orders, and HD shall notify PAR promptly of any anticipated delay. All Products shall be delivered, in bulk, F.O.B., Facility. PAR shall arrange for shipping and transporting Products from the Facility and shall be responsible for the payment of shipping, insurance and related costs from delivery to PAR's carrier. Title and risk of loss shall pass to PAR upon delivery to PAR's carrier. HD shall give PAR reasonable prior written notice of the date on which Products subject to each purchase order shall first become available for delivery. Commencing on the first anniversary hereof, HD shall include in each shipment of Products hereunder a certificate of analysis which shall certify that the Products contained in such shipment comply with the provisions of Section 4.1 hereof.

        3.4 Acceptance and Rejection. PAR shall give written notice to HD of any claims that Products manufactured by HD do not comply with the requirements of Section 4.1 hereof promptly upon its becoming aware of such noncompliance.
In the event that PAR shall fail to notify HD of any such claim within thirty
(30) working days of PAR's receipt thereof at its facility, such Products shall be deemed accepted by PAR. Any notice by PAR pursuant to this Section 3.4 that any Products shall not comply with the terms and conditions hereof shall be accompanied by a true and correct copy of the results of any tests conducted by PAR thereon. The parties shall cooperate in good faith to resolve any disputes arising therefrom and in the event that the parties shall be unable to resolve such dispute within thirty (30) days from the date of PAR's notice pursuant to this Section 3.4, the parties shall submit such dispute to a mutually agreed to independent laboratory. The determination by such laboratory shall be final and binding and the costs therefor shall be borne by the nonprevailing party. PAR shall not dispose of any Product claimed by it not to comply with the terms and conditions hereof until resolution of any dispute with respect thereto. HD shall promptly replace any Product which does not comply with the terms and conditions thereof, at its sole cost and expense, by delivery thereof to

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PAR's facility.

        3.5 Product Recall. (a) In the event of any recall or seizure of any Product arising out of, relating to, or occurring as a result of, any act or omission by HD, HD shall, at the election of PAR, either:

        (i) replace the amount of Product recalled or seized; or

        (ii) give credit to PAR against outstanding receivables due from PAR in an amount equal to the amount paid by PAR for the Product so recalled or seized or otherwise owing by PAR hereunder;

plus reimburse (or, at the election of PAR, credit) PAR for all transportation costs, if any, taxes, insurance, handling and out-of-pocket costs incurred by PAR in respect of such recalled or seized Product.

        (b) In the event of any recall or seizure of any Product arising out of, relating to or occurring as a result of any act or omission of PAR, PAR shall remain responsible to HD for the purchase price of such recalled Products, shall be solely responsible for any transportation costs, import duties, if any, taxes, insurance, handling and other costs incurred by PAR in respect of such recalled or seized product, and shall promptly reimburse HD for all costs and expenses incurred by HD in connection with such recall.

        (c) For purposes of this Section 3.5, "recall" shall mean (i) any action by HD, PAR or any Affiliate of either to recover title to or possession of any Product sold or shipped and/or (ii) any decision by PAR not to sell or ship Product to third parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. For purposes of this Section 3.5, "seizure" shall mean any action by any government agency to detain or destroy Product.

        (d) Each party shall keep the other fully informed of any notification or other information, whether received directly or indirectly, which might affect the marketability, safety or effectiveness of any Product, or which might result in liability issues or otherwise necessitate action on the party of either party, or which might result in recall or seizure of any Product.

        (e) Prior to any reimbursement pursuant to this Section 3.5, the party claiming reimbursement shall provide the other with reasonably acceptable documentation of all reimbursable costs and expenses.

        4.     QUALITY ASSURANCE; TESTING.

        4.1 Product Compliance. HD shall produce all Products in accordance with the Specifications therefor and cGMP. All Products shall be stored and packaged in bulk in accordance with the requirements of the Food, Drug and Cosmetic Act ("FD&C Act") and the rules and regulations of the FDA promulgated thereunder. Each Product shall, at the time of shipment, not be adulterated or misbranded within the meaning of the FD&C Act. Id.
                                               --

        4.2 Product Testing. HD shall conduct, or cause to be conducted all physical parameters, in processing testing with respect to each batch of Products to be supplied pursuant hereto prior to delivery thereof to PAR. HD shall retain a sample of each batch tested for at least the shelf life of such batch plus one year, or such longer period as may be required by cGMPs.

        4.3 Insurance. During the term of this Agreement, each party shall obtain and maintain, at its sole expense, product liability insurance with a minimum limit of liability of $10,000,000 per occurrence and in the aggregate naming the other party as an additional insured Evidence of coverage,

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in the form of certificates of insurance, shall be provided promptly upon execution of this Agreement and as reasonably requested thereafter. Such certificates shall endeavor to provide for written notice to the additional named insured to fifteen (15) days prior to any material change, cancellation or non-renewal of the policy. All policies should have a "Best" Rating of no less than "AX".

        4.4    Indemnification

        (a) PAR agrees to indemnify, defend and hold HD harmless from and against any Losses resulting from or arising out of Raw Materials provided by or on behalf of PAR that fail to meet the Specifications or are otherwise defective, or arising out of or resulting from PAR's (including its servants, agents, marketing or sales partners or other persons for whom it is in law responsible) formulation, storage, packaging, handling, labeling, marketing, promotion, distribution, sale and/or delivery of any of the Products, including, without limitation, failure to maintain the Products in accordance with FDA regulations from and after the time the Products are delivered to PAR; the execution by PAR of this Agreement, the performance or breach by PAR of its representations, warranties or obligations under this Agreement, or any act of Par or failure by PAR to take any action required to be taken by it (and not by HD) hereunder, at law or otherwise or any such act or failure by its employees or agents (collectively, the "PAR Activities"), except to the extent such Losses are the result of HD Activities (as defined in Section 4.4(b) hereof).

        (b) HD agrees to indemnify, defend and hold PAR harmless from and against any Losses resulting from or arising out of HD's (including its servants, agent or other persons for whom it is in law responsible) manufacture, testing, packaging in bulk or storage of any of the Products or any Raw Materials, the execution of HD of this Agreement, the performance or breach by HD of its representations, warranties or obligations under this Agreement or any act of HD or failure by HD to take any action required to be taken by it (and not by PAR) hereunder, at law or otherwise or any such act or failure by its employees or agents (collectively, the "HD Activities"), except to the extent such Losses result from PAR Activities (as defined in Section 4.4(a) hereof).

        (c) A party seeking indemnification ("Indemnified Party") shall notify, in writing, the other party ("Indemnifying Party") within fifteen (15) days from the assertion of any claim or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification. An Indemnified Party's failure to so notify the Indemnifying Party shall not, however, relieve such Indemnifying Party from any liability under this Agreement to the Indemnified Party with respect to such claim except to the extent that such Indemnifying Party is actually denied, during the period of delay in notice, the opportunity to remedy or otherwise mitigate the event or activity(ies) giving rise to the claim for indemnification and thereby suffers or otherwise incurs additional liquidated or other readily quantifiable damages as a result of such failure. The Indemnifying Party, while reserving the right to contest its obligations to indemnify hereunder, shall be responsible for the defense of any claim, demand, lawsuit or other proceeding in connection with which the Indemnified Party claims indemnification hereunder. The Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying party in the defense of any such claim, demand, lawsuit or other proceeding, but with respect to any issue involved in such claim, demand, lawsuit or other proceeding with respect to which the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified party hereunder, the Indemnifying Party shall have the right to select counsel, settle, try or otherwise dispose of or handle such claim, demand, lawsuit or other proceeding on such terms as the Indemnifying Party shall deem appropriate, subject to any reasonable objection of the Indemnified Party.

        (d) Neither party shall be liable to the other for any consequential, indirect or contingent damages or expenses, including damages for loss of opportunity or use of any kind, suffered by the other party, whether in contract, tort or otherwise, or arising out of, connected with or resulting from the performance of their respective obligations under this Agreement or out of the use or sale of the

                                     --7--
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Products.

            5.        PRICE AND PAYMENT TERMS.

        5.1 Price; Adjustments. The prices for each Product to be paid to HD by PAR hereunder are set forth on Schedule 5.1 hereto. Such prices shall be
                                  ------------
adjusted from time to time hereafter as set forth in Schedule 5.1 hereto.
                                                     ------------

        5.2 Payment. The purchase price for each Product delivered by HD pursuant hereto shall be paid within ten (10) days after the end of each month in which such Product is delivered.

        6.     REPRESENTATIONS; WARRANTIES.

        6.1    By HD.  HD hereby represents and warrants to PAR as follows:
               -----

        (a) HD is a corporation duly organized and validly existing under the laws of the State of New York;

        (b) HD has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

        (c) Any Products delivered by HD to PAR shall, at time of shipment have been manufactured, packaged and stored by HD in conformity with cGMPs and the Specifications and shall not be adultered or otherwise violative of the FD&C Act;

        (d) The execution and performance of HD's obligations hereunder are not and will not be in violation of or in conflict with any material obligation it may have to any third party;

        (e) HD is not debarred and HD is not and will not use in any capacity the services of any person debarred under Subsection 306(a) or (b) of the Generic Drug Enforcement Act of 1992;

        (f) HD will maintain throughout the term of this Agreement, all permits, licenses, registrations and other forms of governmental authorizations and approvals ("Permits") required to be obtained and maintained by HD in order for HD to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable law and shall otherwise perform its obligations hereunder in a manner which complies in all material respects, with Permits required to be maintained by PAR pursuant to Section 6.2(e); and

        (g) To the best of HD's knowledge and belief, there are no investigations, adverse third party allegations or actions, or claims against HD, including any pending or threatened action against HD in any court or by or before any governmental body or agency, with respect to its obligations set forth herein which may materially adversely affect HD's ability to perform its obligations under this Agreement.

        6.2 By PAR.  PAR represents and warrants to HD as follows:
            ------

        (a) PAR is a corporation duly organized and in good standing under the laws of the State of New Jersey;

        (b) PAR has the requisite corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

        (c) The execution and performance of PAR's obligations hereunder are not and will not be in violation of or in conflict with any material obligations it may have to any third party;

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        (d) PAR is not debarred and PAR has not and will not use in any capacity the services of any person debarred under Subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992;

        (e) PAR has and will maintain throughout the term of this Agreement, all Permits (including, without limitation, all ANDA's covering the Products), in order for PAR to execute and deliver this Agreement and perform its obligations hereunder in accordance with all applicable law and shall otherwise perform its obligations hereunder in a manner which complies, in all material respects, with the Permits required to be maintained by HD pursuant to Section 6.1(f) hereof;

        (f) Any Raw Materials delivered by PAR to HD shall comply and be in conformity with cGMPs and the Specifications and shall not be adulterated, misbranded or otherwise violative of the Federal Food, Drug and Cosmetic Act, as amended or other applicable laws;

        (g) To the best of PAR's knowledge and belief, there are no investigations, adverse third party allegations or actions, or claims against PAR, including any pending or threatened action against PAR in any court or by or before any governmental body or agency, with respect to the Products or the Facility or its obligations set forth herein which may adversely affect PAR's ability to perform its obligations under this Agreement;

        (h) PAR is not a party to any labor agreement with respect to the Employees. PAR is not experiencing any overt attempt by organized labor or its representatives to make PAR conform to a demand for organized labor relating to the Employees. PAR has not experienced any overt attempt by organized labor or its representatives to make PAR conform to a demand for organized labor relating to the Employees or to enter into a binding agreement with organized labor that would cover the Employees. PAR is in material compliance with all applicable laws with respect to employment practices, terms and conditions of employment and wages and hours at the Facility. There is no unfair labor practice, charge or complaint against PAR pending before the National Labor Relations Board or any other governmental agency arising out of PAR's activities at the Facility; there is no labor strike or labor disturbance pending or, to PAR's knowledge, threatened against PAR at the Facility nor is any material grievance currently being asserted; and PAR has not, within the last ten (10) years experienced any work stoppage or other material labor difficulty with Employees at the Facility;

        (i) HD will have the right to use the Production Equipment to satisfy its obligations under this Agreement. The Production Equipment constitutes all of the equipment reasonably necessary for the production of the Products as contemplated to be manufactured and supplied by HD pursuant to this Agreement. All the Production Equipment has been maintained in accordance with normal industry practice, and is in good operating condition and repair; and

        (j) PAR will use its best efforts to obtain, on or before the second anniversary hereof, all requisite governmental approvals (collectively, "SUPAC") for the production of each Product at a facility other than the Facility, and shall promptly notify HD upon each receipt thereof.

        7.     TERM AND TERMINATION.

        7.1    Term.   This Agreement shall commence on the Commencement Date
and continue until the third anniversary thereof, unless sooner terminated pursuant to Section 7.2, 7.3, 7.4, 7.5 or 7.6 hereof (each of which shall be an independent right of termination).

        7.2 Termination for Breach. If either party breaches or defaults in the performance or observance of any of its material obligations under this Agreement and, exclusive of PAR's payment obligations set forth in Section 3.2 and 5.2 hereof, such breach or default is not cured within forty-five (45) days after receipt by such party of the written notice from the non-breaching party specifying the breach or default, then the non-breaching or non-defaulting party shall have the right to terminate this Agreement with immediate effect by giving written notice to the breaching or defaulting party. In the

                                     --9--
event that any such breach or default hereunder relates exclusively to the obligations of a party with respect to a Product, the right of termination provided in this Section 7.2 shall be limited to termination hereof in respect of such Product only.

        7.3 Termination under Lease Agreement. This Agreement may be terminated by PAR on any termination of the Lease Agreement by PAR pursuant thereto. HD may terminate this Agreement on any termination of the Lease Agreement by HD pursuant thereto.

        7.4 Termination for Supply Interruption. This Agreement may be terminated by PAR with respect to a particular Product, upon delivery of written notice, if HD shall fail or be unable to supply PAR's requirements for such Product for a period exceeding three (3) months.

          7.5 Termination on Obtaining SUPAC. This Agreement may be terminated by HD with respect to any Product with respect to which a SUPAC has been obtained, upon thirty (30) days prior written notice to PAR.

          7.6 Termination for Convenience. This Agreement may be terminated by HD with respect to any Product at any time after the second anniversary of the Commencement Date upon ninety (90) days prior written notice.

          7.7 Post-Termination. (a) At termination of this Agreement for any of the above reasons, the parties shall be permitted to continue in their respective businesses as if the Agreement had not be entered into in the first place, subject to the restrictions set forth in the penultimate sentence of
Section 2.1 hereof and Section 8 hereof which, in each case, shall survive any termination hereof as set forth herein.

          (b) Termination of this Agreement shall not affect any payment obligations or other liabilities which have accrued as of the date of such termination.

          (c) At termination, HD shall hold all PAR property in its possession, including, without limitation, all Raw Materials and equipment (except as otherwise provided in the Lease), in trust for the benefit of PAR and shall return such property to PAR as PAR may direct, at PAR's cost and expense.

          8.   CONFIDENTIALITY.

          8.1 Confidential Information. During the term of this Agreement and any renewal hereof, and for a period of five (5) years thereafter, each party shall hold in confidence, and shall not use (except solely for purposes of its performance hereunder) but may not disclose to any third party, any and all Confidential Information, provided that such party shall not be prevented from disclosing information which:

          (a) is independently known to such party without obligation of secrecy or non-use to a third party;

          (b) becomes part of the public knowledge through no breach hereof by such party;

          (c) is the subject of another agreement between the parties hereto which explicitly permits use or disclosure; or

          (d) is required by law or judicial process to be disclosed.

Specific information received by such party hereunder shall not be deemed to fall within any of the foregoing exceptions merely because it is embraced by general information within any such exceptions.

                                    --10--

In addition, any combination of features received as Confidential Information by such party hereunder shall not be deemed to fall within any of the foregoing exceptions merely because individual features are separately within any such exception, but only if the combination itself, and its principles of operation, are within such exception.

          8.2 Limitation on Disclosure. Without limiting the generality of the foregoing, such party shall limit disclosure of the Confidential Information to its employees who need to receive the Confidential Information in order to further the activities contemplated in this Agreement. Each party shall take sufficient precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements. Each party understands and agrees that the wrongful disclosure of Confidential Information will result in serious and irreparable damage to the other party hereto that the remedy at law or any breach of this covenant may be inadequate, and that such non-disclosing party shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which it may be entitled. It is acknowledged that Confidential Information may be disclosed not only in writing or other tangible form, but also through discussions between each party's respective representatives, demonstrations, observations and other intangible methods. The above notwithstanding, each party shall have the right, with the exercise of discretion, to make disclosures of such portions of Confidential Information to governmental agencies where, in the recipient's judgment, such disclosure is essential to manufacture or sale of a Product pursuant to this Agreement.

          8.3 Return. Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the written request of a party hereto, the other party shall return all the Confidential Information (including all copies, excerpts and summaries thereof contain on any media) or destroy such Confidential Information at the option of such requesting party.

          8.4 Exclusive Property. All Confidential Information is the sole and exclusive property of the party providing such information and the permitted use thereof by the other party for purposes of its performance hereunder shall not be deemed a license or other right of the other party to use any such Confidential Information, for any other purpose.

                                    --11--

          9.  BREACH AND DISPUTE RESOLUTION.

          9.1 Arbitration. Should either party reasonably believe that the other has committed a breach of this Agreement, such party shall notify the other in writing stating its belief that a breach has been committed and setting forth the specifics of such breach. If the party in receipt of such notice does not respond within five (5) days of its receipt of same, or if it does respond and the party receiving such response is not satisfied with the response or the proposed remedy, such party may thereafter demand arbitration. Should the parties to this Agreement fail to resolve any controversy or claim arising out of or relating to the interpretation or application of any term or provision set forth herein, or the alleged breach thereof, such controversy or claim shall be resolved by arbitration in accordance with the Commercial Arbitration Rules-Expedited Procedures of the American Arbitration Association. Judgment upon any award rendered pursuant to this Section 9.1 may be entered into any court having jurisdiction of the party against whom the award is rendered. Any award rendered pursuant to the terms and conditions set forth herein shall be final and binding. Any arbitration pursuant to this Agreement shall be held in New York, New York. Each party shall bear its own expense and shall share equally the administrative expenses of the hearing, including, without limitation, arbitration fees and the expenses of a court reporter.

          10. Independent Contractor. This Agreement shall not constitute or give rise to any employer-employee, agency, partnership or joint venture relationship among or between the parties, and each party's performance hereunder is that of a separate, independent entity. Except as specifically provided in Section 2.2(a) hereof, nothing herein shall limit or otherwise restrict HD's use of the Facility to formulate, develop, test, manufacture, package, supply or otherwise distribute and sell any pharmaceutical or nutriceutical product or raw material for or to any third party, subject to compliance with the terms and provisions of the Lease Agreement.

          11.  MISCELLANEOUS.

          11.1 Force Majeure. Neither party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder (with the exception of payment obligations), if such failure or delay is due to causes beyond its reasonable control, including, without limitation, acts of God, earthquakes, fires, strikes, acts of war, or intervention (other than as a result of acts or omissions of such party) of any governmental authority, whether affecting such party or any of its Affiliates.

          11.2 Assignment. The parties acknowledge and agree that the production of pharmaceutical products generally and or the Products, in particular, are highly regulated by governmental authorities, are highly technical in nature, require the unique expertise and experience of HD and involve the disclosure of sensitive or proprietary Confidential Information. Accordingly, this Agreement and any rights hereunder shall not be assigned by HD without the prior written consent of PAR.

          11.3 Governing Law. This contract shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts entered into and to be performed wholly within said State.

          11.4 Notice. All notices required to be given hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission, by a nationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:

                                    --12--

If to HD:         Halsey Drug Co., Inc.
                  695 No. Perryville Road
                  Rockford, Illinois 61107
                  Attn: Mr. Michael Reicher
                  Facsimile No.: (815) 399-9710

If to PAR:        Pharmaceutical Resources, Inc.
                  One Ram Ridge Road
                  Spring Valley, New York 10977
                  Attn:  President
                  Facsimile No.:  (914) 425-7922

          Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; notices sent via overnight courier shall be deemed received as of one business day following sending; and notices mailed shall be deemed communicated as of three business days after proper mailing. A party may change his or its address by written notice in accordance with this Section 11.4.
                                          ------------

          11.5 Amendments. Any amendment or modification of this Agreement shall only be valid if made in writing and signed by or on behalf of the parties hereto.

          11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document.

          11.7 Entire Agreement. This Agreement (including the Schedules hereto) represents the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements and understandings, written or oral.

          11.8 Benefit; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          11.9 Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 2.7, 4.1, 4.4, 6, 7.7 and 8 shall survive any termination of this Agreement.

          11.10 Further Assurances. The parties hereto agree that they shall take all appropriate actions, including, without limitation, the execution or filing of any documents or instruments, which may be reasonably necessary or advisable to carry out the intent and accomplish the purposes of any of the provisions hereof.

          11.11 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this Agreement, which shall remain in full force and effect. Such invalid or unenforceable provision shall be deemed revised to effect, to the fullest extent permitted by law, the intent of the parties as set forth therein.

                                    --13--

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the effective date by their duly authorized representatives.

                           HALSEY DRUG CO., INC.

                           By:/s/ Peter Clemens
                              ------------------------------------
                              Name: Peter Clemens
                              Title: Chief Financial Officer

                           PAR PHARMACEUTICAL, INC.

                           By:/s/ Kenneth Sawyer
                              ----------------------------------
                              Name: Kenneth Sawyer
                              Title: President

                                    --14--

                                  Schedule 1
                                  ----------
                                   Products
                                   --------


                       Products Manufactured and Coated
                       --------------------------------


                                Naproxen Sodium
                                   Ibuprofen


                               Products  Coated
                               ----------------

                                  Imipramine
                                  Flupenazine
                                  Ranitidine


                              Restricted Products
                              -------------------

                                   Ibuprofen

                                    --15--

                                 Schedule 2.4
                                 ------------
                                   Employees
                                   ---------


                                 See attached

                                    --16--

                                 Schedule 2.6
                                 ------------
                              Manufacturing Cost
                              ------------------

                        Manufacturing and Coating Cost
                         ------------------------------

          Naproxen Sodium     $5 per thousand tablets
          Ibuprofen           $5 per thousand tablets

                                 Coating Cost
                                 ------------

          Imipramine          $2 per thousand tablets
          Fluphenazine        $2 per thousand tablets
          Ranitidine          $2 per thousand tablets

                                    --17--

                                 Schedule 3.1
                                 ------------
                                   Shipping
                                    --------

                 Shipping costs are F.O.B. manufacturing site.

                                    --18--

                                 Schedule 3.2
                                 ------------
                         Minimum Purchase Requirements
                         -----------------------------


     PAR shall purchase from HD such quantities of Products such that (i) during the months of April, 1999 and May, 1999, HD shall be entitled to receive an aggregate of $108,334 in respect of purchase price for Products delivered hereunder, (ii) during the ten months commencing June 1, 1999 through March 31, 2000, HD shall be entitled to receive, during each such calendar month $54,167.00 in respect of purchase price for Products delivered hereunder, and
(iii) during the six months commencing April 1, 2000 through October 31, 2000, HD shall be entitled to receive, during each such calendar month $83,333.33 in respect of purchase price for Products delivered hereunder; provided that to the extent that the aggregate amount of all such payments made through any given month shall exceed the aggregate minimum amount of such payments required to be made through such month pursuant to the foregoing, PAR shall be entitled to a credit in the ensuing calendar months to the extent of such excess payment and may reduce, to such extent, the payments otherwise required to be made in such months. In addition, PAR may make any payments required hereby by way of credit against any amounts then due and payable from Tenant under the Lease Agreement.

                                    --19--

                                 Schedule 5.1
                                 ------------
                                    Pricing
                                    -------


                           Manufacturing and Coating
                           -------------------------

                  Naproxen Sodium     $4 per thousand tablets
                  Ibuprofen           $3 per thousand tablets

                                 Coating Cost
                                 ------------

                  Imipramine          $1 per thousand tablets
                  Fluphenazine        $1 per thousand tablets
                  Ranitidine          $1 per thousand tablets

                                    --20--